Exhibit 99.1
TIME WARNER INC. REPORTS STRONG RESULTS FOR
2010 FOURTH QUARTER & FULL YEAR
Full-Year Highlights
•	Revenues rise 6% to $26.9 billion, highest growth rate since 2004

•	Adjusted Operating Income rises 17% to $5.4 billion, highest amount in Company’s history

•	Adjusted Earnings per Share increases 32% to $2.41

•	Advertising Revenues grow 10%, driven by increases of 14% at Turner and 3% at Time Inc.

•	Stock repurchase authorization increased to $5 billion

•	Board raises regular quarterly dividend by 11% to $0.235 per share
NEW YORK, February 2, 2011 — Time Warner Inc. (NYSE:TWX) today reported financial results for the three months and full year ending December 31, 2010.
Chairman and Chief Executive Officer Jeff Bewkes said: “Time Warner had an outstanding year in 2010. We posted our strongest revenue growth in years, grew Adjusted Operating Income 17% and increased Adjusted EPS by over 30%. At the same time, we made substantial progress in boosting the competitive position and long-term growth profiles of our businesses. We also returned $3 billion to our shareholders in the form of share repurchases and dividends, more than 100% of our Free Cash Flow.”
Mr. Bewkes continued: “In 2011, we’re even more confident about how we’re positioned, and we’ll be even more aggressive. We’ll increase our investments in programming, production and marketing even more than we did last year. We’ll keep pushing to accelerate new digital business models. We’ll keep expanding our presence in the most attractive international territories. And we’ll do all of this while keeping a rigorous focus on our operating and capital efficiency. Reflecting both our confidence and our commitment to improving shareholder returns, today we also announced an increase in our dividend and a $5 billion stock repurchase authorization.”
Full-Year Company Results
Full-year Revenues increased 6% from 2009 to $26.9 billion, reflecting higher revenues at the Networks and Filmed Entertainment segments. Adjusted Operating Income rose 17% to $5.4 billion, due to strong performances at the Networks and Publishing segments. Adjusted Operating Income margins were 20% versus 18% in 2009. Operating Income increased 21% to $5.4 billion, while Operating Income margins were 20% compared to 18% in 2009.
The Company posted 2010 Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $2.41, an increase of 32% over the prior year’s amount. In 2010, Diluted Income per Common Share from Continuing Operations was $2.25, compared to $1.75 in 2009.
In 2010, Cash Provided by Operations from Continuing Operations reached $3.3 billion, and Free Cash Flow totaled $2.7 billion. As of December 31, 2010, Net Debt was $12.9 billion, up from $11.5 billion at the end of 2009, due mainly to share repurchases and dividends, as well as investment and acquisition spending, offset by the generation of Free Cash Flow.

Fourth-Quarter Company Results
Fourth-quarter Revenues increased 8% from the same period in 2009 to $7.8 billion, reflecting growth at the Networks and Filmed Entertainment segments. Adjusted Operating Income rose 14% to $1.4 billion, due to increases at the Networks and Publishing segments. Adjusted Operating Income margins were 18% versus 17% in the 2009 quarter. Operating Income increased 18% to $1.4 billion, while Operating Income margins were 18% compared to 17% in the prior year fourth quarter.
In the quarter, the Company posted Adjusted EPS of $0.67 versus $0.55 for the prior year quarter. Diluted Income per Common Share from Continuing Operations was $0.68 for the three months ended December 31, 2010, compared to $0.52 for the year-ago quarter.
Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Stock Repurchase Program Update
From January 1, 2010 through January 28, 2011, the Company repurchased approximately 69 million shares of common stock for approximately $2.1 billion. These amounts reflect the purchase of 15 million shares of common stock for approximately $484 million since the amounts reported in the Company’s third-quarter 2010 earnings release issued on November 3, 2010.
As of December 31, 2010, the Company had approximately $1.0 billion remaining on its repurchase authorization. In January, the Company’s Board of Directors increased the authorization to $5.0 billion for purchases beginning January 1, 2011.
Regular Quarterly Dividend
On February 1, 2011, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 11% to $0.235 per share.

Segment Performance
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009(a)	2010	2009(a)
Revenues:
Networks	$3,348	$2,937	$12,480	$11,253
Filmed Entertainment	3,636	3,320	11,622	11,066
Publishing	1,056	1,101	3,675	3,736
Intersegment eliminations	(228)	(148)	(889)	(667)

Total Revenues	$7,812	$7,210	$26,888	$25,388

Adjusted Operating Income (Loss) (b):
Networks (c)	$904	$752	$4,165	$3,522
Filmed Entertainment	416	436	1,105	1,117
Publishing	182	112	526	279
Corporate	(89)	(88)	(352)	(335)
Intersegment eliminations	12	35	(44)	35

Total Adjusted Operating Income	$1,425	$1,247	$5,400	$4,618

Operating Income (Loss)(b):
Networks (c)	$904	$752	$4,224	$3,470
Filmed Entertainment	427	436	1,107	1,084
Publishing	171	79	515	246
Corporate	(90)	(97)	(374)	(365)
Intersegment eliminations	12	35	(44)	35

Total Operating Income	$1,424	$1,205	$5,428	$4,470

Depreciation and Amortization:
Networks	$94	$92	$377	$372
Filmed Entertainment	109	88	374	363
Publishing	35	45	149	173
Corporate	10	10	38	40

Total Depreciation and Amortization	$248	$235	$938	$948

(a)	The 2009 financial information reflects the Company’s retrospective adoption of accounting guidance related to accounting for transfers of financial assets and variable interest entities, which resulted in the deconsolidation of HBO Asia, HBO South Asia and HBO Latin America Group.

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2010 and 2009 included restructuring costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Networks	$(1)	$(8)	$(6)	$(8)
Filmed Entertainment	(13)	(20)	(30)	(105)
Publishing	(39)	(92)	(61)	(99)
Corporate	—	—	—	—

Total Restructuring Costs	$(53)	$(120)	$(97)	$(212)

(c)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the year ended December 31, 2010 included a $58 million reserve reversal in connection with the resolution of litigation relating to the 2004 sale of the Atlanta Hawks and Thrashers sports franchises (the “Winter Sports Teams”). Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2009 included a $104 million write-down to the net realizable value relating to a program licensed by Turner from Warner Bros. that the Company re-licensed to a third party. The write-down of this licensed program was partially offset by $27 million of intercompany profits that were eliminated in consolidation, resulting in a net charge to Time Warner of $77 million.

Presented below is a discussion of the performance of Time Warner’s segments for the 2010 fourth quarter and full year. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
NETWORKS (Turner Broadcasting and HBO)
Full-Year Results
Revenues rose 11% ($1.2 billion) to $12.5 billion, benefitting from growth of 8% ($594 million) in Subscription revenues, 14% ($464 million) in Advertising revenues and 15% ($123 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher rates and the consolidation of HBO Central Europe (“HBO CE”) beginning in the first quarter of 2010. The increase in Advertising revenues reflected strong domestic demand and yield management, as well as international expansion and growth, partially offset by lower audience delivery at Turner’s domestic news networks. Content revenues increased due primarily to higher sales of HBO’s original programming, including licensing and home video sales of The Pacific and the domestic basic cable television sale of Entourage.
Adjusted Operating Income grew 18% ($643 million) to $4.2 billion, reflecting higher revenues, partly offset by increased expenses, including higher programming and marketing costs. Programming costs increased 5%, due mainly to higher original and sports programming expenses, as well as international expansion and growth. Adjusted Operating Income in the current year included a $58 million reserve reversal in connection with the resolution of litigation relating to the 2004 sale of the Winter Sports Teams. Operating Income grew 22% ($754 million) to $4.2 billion. The current year included a gain of $59 million that was recognized upon the consolidation of HBO CE, reflecting the excess of the fair value over the Company’s carrying costs of its original investment in HBO CE. The prior year included a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India.
During 2010, TNT was the #1 network in total day delivery among adults 25-54 and aired advertising-supported cable’s top two series of all time in delivery of total viewers with The Closer and Rizzoli & Isles. Since its premiere on November 8, 2010, TBS’CONAN has consistently ranked as one of the top late-night talk shows among adults 18-34 and 18-49. For key adult and male viewers in total day delivery, in 2010 Adult Swim achieved double digit growth over 2009 and was #1 among all advertising-supported cable. truTV wrapped up its strongest year ever, finishing 2010 ranked among advertising-supported cable’s Top 10 networks in primetime delivery of men 18-49.
At the 68th Annual Golden Globe Awards, HBO won four awards, the most of any television network, including Best Television Series - Drama and Best Performance by an Actor in a Television Series - Drama for Boardwalk Empire. For the 83rd Academy Awards, HBO received four nominations, including Best Documentary Feature for the HBO documentary film Gasland.
Fourth-Quarter Results
Revenues increased 14% ($411 million) to $3.3 billion, including increases of 9% ($158 million) in Subscription revenues, 21% ($191 million) in Advertising revenues and 25% ($53 million) in Content revenues. In addition to the items affecting the full year, Advertising revenues in the fourth quarter benefitted from strong upfront demand for the 2010 - 2011 season. Operating Income rose 20% ($152 million) to $904 million. This increase partially reflected a write-down of $104 million at Turner in the prior year related to a program licensed from Warner Bros. In addition, revenue growth was partly offset by higher programming and marketing expenses related to original programming.
FILMED ENTERTAINMENT (Warner Bros.)
Full-Year Results
Revenues increased 5% ($556 million) to $11.6 billion, reflecting higher television license fees and a stronger theatrical release slate, partly offset by lower home video revenues. The growth in television license fees was primarily due to an increase in off-network availabilities, including Two and a Half Men, as well as stronger television availabilities of theatrical product. Key theatrical releases in the current year included Harry Potter and the Deathly Hallows: Part 1, Inception and Clash of the Titans. Home video revenues faced difficult comparisons to the prior year, which benefitted from higher catalog sales and the release of Harry Potter and the Half-Blood Prince.
Adjusted Operating Income declined 1% ($12 million) to $1.1 billion. The impact of higher revenues and lower restructuring costs ($75 million) were more than offset by increased print and advertising costs, partly due to Warner Bros.’ move to self-distribute New Line releases internationally. Operating Income increased 2% ($23 million) to $1.1 billion. The prior year included a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.
In 2010, Warner Bros. Pictures Group earned the top spots in domestic box office share with $1.9 billion and international box office share with $2.9 billion. Seven Warner Bros.’ theatrical releases grossed more than $100 million internationally in 2010. Also in 2010, Warner Home Video continued at #1 domestically in each of DVD sales, Blu-ray Disc sales, VOD and EST. Warner Bros. Television Group supplied 40 television shows for the 2010-2011 television season, making it the largest provider of network TV programming for the 19th time in the past 24 years. Among last week’s nominations for the 83rd Academy Awards were 12 for Warner Bros. films, with eight nominations for Inception (including Best Picture and Original Screenplay); two for Harry Potter and the Deathly Hallows: Part 1; and one each for The Town and Hereafter.
Fourth-Quarter Results
Revenues rose 10% ($316 million) to $3.6 billion, due mainly to higher television license fees. Adjusted Operating Income decreased 5% ($20 million) to $416 million, due primarily to the mix of product, as contributions from the higher television license fees were more than offset by the impact of lower home video revenues. Also contributing to the decline were higher theatrical print and advertising costs due to the mix of releases. Operating Income declined 2% ($9 million) to $427 million.
PUBLISHING (Time Inc.)
Full-Year Results
Revenues decreased 2% ($61 million) to $3.7 billion. Advertising revenues grew 3% ($57 million). This increase was more than offset by declines of 2% ($33 million) in Subscription revenues and 17% ($80 million) in Other revenues. The growth in Advertising revenues reflected higher print magazine and digital revenues. Subscription revenues declined due mainly to lower domestic subscription and newsstand sales. The decrease in Other revenues was due primarily to lower revenues at Synapse and the impact of the sale of Southern Living At Home in the third quarter of 2009.
Adjusted Operating Income rose 89% ($247 million) to $526 million, benefitting from operational improvement initiatives that resulted in cost savings, including lower pension expenses, as well as higher domestic magazine print and digital advertising revenues and lower restructuring costs ($38 million). Operating Income improved 109% ($269 million) to $515 million.
Based on Publishers Information Bureau data, Time Inc.’s 2010 share of overall domestic advertising was 20.7%, again leading the industry. People StyleWatch was named Advertising Age’s 2010 “Magazine of the Year,” with All You and Cooking Light ranked third and fourth, respectively.
Fourth-Quarter Results
Revenues declined 4% ($45 million) to $1.1 billion, including decreases of 1% ($4 million) in Advertising revenues, 7% ($25 million) in Subscription revenues and 13% ($20 million) in Other revenues. Advertising revenues declined primarily due to the impact of the transfer of management of the SI.com and Golf.com websites to Turner in the fourth quarter of 2010. Adjusted Operating Income increased 63% ($70 million) to $182 million, due primarily to lower restructuring costs ($53 million). Operating Income grew 116% ($92 million) to $171 million.
CONSOLIDATED NET INCOME AND PER SHARE RESULTS
Full-Year Results
For the year ended December 31, 2010, Adjusted EPS was $2.41, compared to $1.83 for 2009. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income, a lower effective tax rate and fewer shares outstanding.
The Company reported Income from Continuing Operations attributable to Time Warner Inc. shareholders of $2.6 billion, or $2.25 per diluted common share for the year ended December 31, 2010. The current year included a $364 million pre-tax loss resulting from premiums paid and transaction costs incurred in connection with the redemption of some of the Company’s debt securities. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders in 2009 of $2.1 billion, or $1.75 per diluted common share.
Discontinued operations generated Net Income of $389 million during 2009, reflecting the financial condition and operating results of Time Warner Cable Inc. and AOL Inc.
For the year ended December 31, 2010, the Company reported Net Income of $2.6 billion, or $2.25 per diluted common share. This compares to Net Income in 2009 of $2.5 billion, or $2.07 per diluted common share.
Fourth-Quarter Results
Adjusted EPS was $0.67 for the three months ended December 31, 2010, compared to $0.55 in the prior year fourth quarter. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.
For the three months ended December 31, 2010, the Company reported Income from Continuing Operations attributable to Time Warner Inc. shareholders of $769 million, or $0.68 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders in 2009’s fourth quarter of $610 million, or $0.52 per diluted common share.
Discontinued operations generated Net Income of $21 million for the fourth quarter of 2009, reflecting the operating results of AOL Inc.
For the fourth quarter of 2010, the Company reported Net Income of $769 million, or $0.68 per diluted common share. This compares to Net Income in the prior year quarter of $631 million, or $0.53 per diluted common share.
USE OF NON-GAAP FINANCIAL MEASURES
The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; external costs related to mergers, acquisitions, or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.
Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders is Income from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding the above items.
Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.
Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Diluted Income (Loss) per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
ABOUT TIME WARNER INC.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL
Time Warner Inc. issued a separate release today regarding its 2011 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 2, 2011. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and equivalents	$3,663	$4,733
Receivables, less allowances of $2,161 and $2,247	6,413	5,070
Securitized receivables	—	805
Inventories	1,920	1,769
Deferred income taxes	581	670
Prepaid expenses and other current assets	561	645

Total current assets	13,138	13,692

Noncurrent inventories and film costs	5,985	5,754
Investments, including available-for-sale securities	1,796	1,542
Property, plant and equipment, net	3,874	3,922
Intangible assets subject to amortization, net	2,492	2,676
Intangible assets not subject to amortization	7,827	7,734
Goodwill	29,994	29,639
Other assets	1,418	1,100

Total assets	$66,524	$66,059

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,733	$7,807
Deferred revenue	884	781
Debt due within one year	26	57
Non-recourse debt	—	805
Current liabilities of discontinued operations	—	23

Total current liabilities	8,643	9,473

Long-term debt	16,523	15,346
Deferred income taxes	1,950	1,607
Deferred revenue	296	269
Other noncurrent liabilities	6,167	5,967

Equity
Common stock, $0.01 par value, 1.641 billion and 1.634 billion shares issued and 1.099 billion and 1.157 billion shares outstanding	16	16
Paid-in-capital	157,146	158,129
Treasury stock, at cost (542 million and 477 million shares)	(29,033)	(27,034)
Accumulated other comprehensive loss, net	(632)	(580)
Accumulated deficit	(94,557)	(97,135)

Total Time Warner Inc. shareholders’ equity	32,940	33,396
Noncontrolling interests	5	1

Total equity	32,945	33,397

Total liabilities and equity	$66,524	$66,059

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended		Years Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Revenues	$7,812	$7,210	$26,888	$25,388
Costs of revenues	(4,542)	(4,124)	(15,023)	(14,235)
Selling, general and administrative	(1,717)	(1,662)	(6,126)	(6,073)
Amortization of intangible assets	(76)	(66)	(264)	(280)
Restructuring costs	(53)	(120)	(97)	(212)
Asset impairments	(11)	(33)	(20)	(85)
Gain (loss) on operating assets	11	—	70	(33)

Operating income	1,424	1,205	5,428	4,470
Interest expense, net	(283)	(257)	(1,178)	(1,166)
Other income (loss), net	46	(30)	(331)	(67)

Income from continuing operations before income taxes	1,187	918	3,919	3,237
Income tax provision	(421)	(307)	(1,348)	(1,153)

Income from continuing operations	766	611	2,571	2,084
Discontinued operations, net of tax	—	21	—	428

Net income	766	632	2,571	2,512
Less Net (income) loss attributable to noncontrolling interests	3	(1)	7	(35)

Net income attributable to Time Warner Inc. shareholders	$769	$631	$2,578	$2,477

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$769	$610	$2,578	$2,088
Discontinued operations, net of tax	—	21	—	389

Net income	$769	$631	$2,578	$2,477

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$0.69	$0.52	$2.27	$1.76
Discontinued operations	—	0.02	—	0.32

Basic net income per common share	$0.69	$0.54	$2.27	$2.08

Average basic common shares outstanding	1,106.3	1,164.8	1,128.4	1,184.0

Diluted income per common share from continuing operations	$0.68	$0.52	$2.25	$1.75
Discontinued operations	—	0.01	—	0.32

Diluted net income per common share	$0.68	$0.53	$2.25	$2.07

Average diluted common shares outstanding	1,124.2	1,181.2	1,145.3	1,195.1

Cash dividends declared per share of common stock	$0.2125	$0.1875	$0.8500	$0.7500

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,
(Unaudited; millions)

	2010	2009

OPERATIONS
Net income	$2,571	$2,512
Less Discontinued operations, net of tax	—	428

Net income from continuing operations	2,571	2,084
Adjustments for noncash and nonoperating items:
Depreciation and amortization	938	948
Amortization of film and television costs	6,663	6,403
Asset impairments	20	85
(Gain) loss on investments and other assets, net	(6)	49
Equity in losses of investee companies, net of cash distributions	38	74
Equity-based compensation	199	175
Deferred income taxes	89	346
Changes in operating assets and liabilities, net of acquisitions	(7,198)	(6,778)

Cash provided by operations from continuing operations	3,314	3,386

INVESTING ACTIVITIES
Investments in available-for-sale securities	(16)	(4)
Investments and acquisitions, net of cash acquired	(919)	(745)
Capital expenditures	(631)	(547)
Investment proceeds from available-for-sale securities	—	50
Proceeds from the Special Dividend paid by Time Warner Cable Inc.	—	9,253
Other investment proceeds	130	181

Cash provided (used) by investing activities from continuing operations	(1,436)	8,188

FINANCING ACTIVITIES
Borrowings	5,243	3,583
Debt repayments	(4,910)	(10,050)
Proceeds from exercise of stock options	121	56
Excess tax benefit on stock options	7	1
Principal payments on capital leases	(14)	(18)
Repurchases of common stock	(2,016)	(1,158)
Dividends paid	(971)	(897)
Other financing activities	(384)	(57)

Cash used by financing activities from continuing operations	(2,924)	(8,540)

Cash provided (used) by continuing operations	(1,046)	3,034

Cash provided (used) by operations from discontinued operations	(24)	1,324
Cash used by investing activities from discontinued operations	—	(763)
Cash used by financing activities from discontinued operations	—	(5,255)
Effect of change in cash and equivalents of discontinued operations	—	5,311

Cash provided (used) by discontinued operations	(24)	617

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(1,070)	3,651
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	4,733	1,082

CASH AND EQUIVALENTS AT END OF PERIOD	$3,663	$4,733

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; dollars in millions)
Reconciliations of
Adjusted Operating Income (Loss) to Operating Income (Loss) and
Adjusted Operating Income Margin to Operating Income Margin
Three Months Ended December 31, 2010

			Amounts Related
			to Securities
	Adjusted		Litigation &
	Operating	Asset	Government	Gain (Loss) on	Operating
	Income (Loss)	Impairments	Investigations	Operating Assets	Income (Loss)
Networks	$904	$-	$-	$-	$904
Filmed Entertainment(a)	416	-	-	11	427
Publishing(b)	182	(11)	-	-	171
Corporate(c)	(89)	-	(1)	-	(90)
Intersegment eliminations	12	-	-	-	12

Total	$1,425	$(11)	$(1)	$11	$1,424

Margin(d)	18.2%	(0.1%)	-	0.1%	18.2%
Three Months Ended December 31, 2009

			Amounts Related
			to Securities
	Adjusted		Litigation &
	Operating	Asset	Government	Gain (Loss) on	Operating
	Income (Loss)	Impairments	Investigations	Operating Assets	Income (Loss)
Networks	$752	$-	$-	$-	$752
Filmed Entertainment	436	-	-	-	436
Publishing(b)	112	(33)	-	-	79
Corporate(c)	(88)	-	(9)	-	(97)
Intersegment eliminations	35	-	-	-	35

Total	$1,247	$(33)	$(9)	$-	$1,205

Margin(d)	17.3%	(0.5%)	(0.1%)	-	16.7%

(a)	For the three months ended December 31, 2010, Operating Income includes noncash income of $11 million related to a fair value adjustment on certain contingent consideration arrangements relating to acquisitions.

(b)	For the three months ended December 31, 2010, Operating Income includes an $11 million noncash impairment of certain intangible assets. For the three months ended December 31, 2009, Operating Income includes a $33 million noncash impairment of certain fixed assets in connection with the Publishing segment’s restructuring activities.

(c)	For the three months ended December 31, 2010 and 2009, Operating Loss includes $1 million and $9 million, respectively, in net expenses related to securities litigation and government investigations.

(d)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; dollars in millions)
Reconciliations of
Adjusted Operating Income (Loss) to Operating Income (Loss) and
Adjusted Operating Income Margin to Operating Income Margin
Year Ended December 31, 2010

			Amounts Related
			to Securities
	Adjusted		Litigation &
	Operating	Asset	Government	Gain (Loss) on	Operating
	Income (Loss)	Impairments	Investigations	Operating Assets	Income (Loss)
Networks(a)	$4,165	$-	$-	$59	$4,224
Filmed Entertainment(b)	1,105	(9)	-	11	1,107
Publishing(c)	526	(11)	-	-	515
Corporate(d)	(352)	-	(22)	-	(374)
Intersegment eliminations	(44)	-	-	-	(44)

Total	$5,400	$(20)	$(22)	$70	$5,428

Margin(e)	20.1%	(0.1% )	(0.1% )	0.3%	20.2%
Year Ended December 31, 2009

			Amounts Related
			to Securities
	Adjusted		Litigation &
	Operating	Asset	Government	Gain (Loss) on	Operating
	Income (Loss)	Impairments	Investigations	Operating Assets	Income (Loss)
Networks(a)	$3,522	$(52)	$-	$-	$3,470
Filmed Entertainment(b)	1,117	-	-	(33)	1,084
Publishing(c)	279	(33)	-	-	246
Corporate(d)	(335)	-	(30)	-	(365)
Intersegment eliminations	35	-	-	-	35

Total	$4,618	$(85)	$(30)	$(33)	$4,470

Margin(e)	18.2%	(0.3% )	(0.1% )	(0.2% )	17.6%

(a)	For the year ended December 31, 2010, Operating Income includes a $59 million gain reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe (“HBO CE”) upon the Company’s acquisition of the controlling interest in HBO CE. For the year ended December 31, 2009, Operating Income includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India.

(b)	For the year ended December 31, 2010, Operating Income includes a $9 million noncash impairment of intangible assets related to the termination of a games licensing relationship and noncash income of $11 million related to a fair value adjustment on certain contingent consideration arrangements relating to acquisitions. For the year ended December 31, 2009, Operating Income includes a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.

(c)	For the year ended December 31, 2010, Operating Income includes an $11 million noncash impairment related to certain intangible assets. For the year ended December 31, 2009, Operating Income includes a $33 million noncash impairment related to certain fixed assets in connection with the Publishing segment’s restructuring activities.

(d)	For the years ended December 31, 2010 and 2009, Operating Loss includes $22 million and $30 million, respectively, in net expenses related to securities litigation and government investigations.

(e)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions, except for per share amounts)
Reconciliations of
Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders to
Income from Continuing Operations attributable to Time Warner Inc. common shareholders and
Adjusted EPS to Diluted Income per Common Share from Continuing Operations

	Three Months Ended		Years Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Amounts related to securities litigation and government investigations	$(1)	$(9)	$(22)	$(30)
Asset impairments	(11)	(33)	(20)	(85)
Gain (loss) on operating assets	11	-	70	(33)

Impact on Operating Income	(1)	(42)	28	(148)

Investment gains (losses), net	30	(20)	32	(21)
Amounts related to the separation of Time Warner Cable Inc.	(1)	8	(6)	14
Costs related to the separation of AOL Inc.	-	-	-	(15)
Premiums paid and transaction costs incurred in connection with debt redemptions	-	-	(364)	-

Pretax impact	28	(54)	(310)	(170)
Income tax impact of above items	(13)	9	131	37
Tax items related to Time Warner Cable Inc.	-	-	-	24

After-tax impact	15	(45)	(179)	(109)
Noncontrolling interest impact	-	-	-	5

Impact of items affecting comparability on income from continuing operations	$15	$(45)	$(179)	$(104)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$769	$610	$2,578	$2,088
Less impact of items affecting comparability on income from continuing operations	15	(45)	(179)	(104)

Adjusted income from continuing operations	$754	$655	$2,757	$2,192

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$0.68	$0.52	$2.25	$1.75
Less Impact of items affecting comparability on diluted income per common share from continuing operations	0.01	(0.03)	(0.16)	(0.08)

Adjusted EPS	$0.67	$0.55	$2.41	$1.83

Average diluted common shares outstanding	1,124.2	1,181.2	1,145.3	1,195.1

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions, except for per share amounts)
Amounts Related to Securities Litigation
     The Company recognized legal and other professional fees related to the defense of securities litigation matters by former employees totaling $1 million and $22 million for the three months and year ended December 31, 2010, respectively, and $9 million and $30 million for the three months and year ended December 31, 2009, respectively.
Asset Impairments
     During the three months ended December 31, 2010, the Company recorded an $11 million noncash impairment at the Publishing segment related to certain intangible assets. In addition, during the year ended December 31, 2010, the Company recorded a $9 million noncash impairment of intangible assets at the Filmed Entertainment segment related to the termination of a games licensing relationship.
     During the three months ended December 31, 2009, the Company recognized a $33 million noncash impairment at the Publishing segment related to certain fixed assets in connection with the segment’s restructuring activities. In addition, during the year ended December 31, 2009, the Company recorded a $52 million noncash impairment related to Turner’s interest in a general entertainment network in India at the Networks segment.
Gain (Loss) on Operating Assets
     For the three months ended December 31, 2010, the Company recorded noncash income of $11 million at the Filmed Entertainment segment related to a fair value adjustment on certain contingent consideration arrangements relating to acquisitions. In addition, for the year ended December 31, 2010, the Company, upon its acquisition of the controlling interest in HBO CE, recognized a $59 million gain at the Networks segment reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO CE.
     For the year ended December 31, 2009, the Company recognized a $33 million loss at the Filmed Entertainment segment on the sale of Warner Bros.’ Italian cinema assets.
Investment Gains (Losses), Net
     For the three months and year ended December 31, 2010, the Company recognized $11 million and $13 million, respectively, of miscellaneous investment gains, net. In addition, for both the three months and year ended December 31, 2010, the Company recognized noncash income of $19 million related to fair value adjustments on certain options to redeem securities.
     For the three months and year ended December 31, 2009, the Company recognized $20 million and $43 million, respectively, of miscellaneous investment losses, net. In addition, for the year ended December 31, 2009, the Company recognized a $23 million impairment of the Company’s investment in Miditech Pvt. Limited, a programming production company in India, a $28 million gain on the sale of the Company’s investment in TiVo Inc. and a $17 million gain on the sale of the Company’s investment in Eidos plc.
Amounts Related to the Separation of TWC
     For the three months and year ended December 31, 2010, the Company recognized $1 million and $6 million of other loss, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees.
     For the three months and year ended December 31, 2009, the Company recognized $8 million and $20 million, respectively, of other income related to the increase in the estimated fair value of Time Warner equity awards held by TWC employees. In addition, for the year ended December 31, 2009, the Company incurred pretax direct transaction costs, primarily legal and professional fees related to the separation of TWC, of $6 million, which have been reflected in other income (loss), net in the accompanying consolidated statement of operations.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions, except for per share amounts)
Costs Related to the Separation of AOL Inc.
     During the year ended December 31, 2009, the Company incurred $15 million of costs related to the separation of AOL Inc., which have been recorded in other income (loss), net in the accompanying consolidated statement of operations. These costs were related to the solicitation of consents from debt holders to amend the indentures governing certain of the Company’s debt securities.
Premiums Paid and Transaction Costs Incurred in Connection with Debt Redemptions
     For the year ended December 31, 2010, the Company recognized $364 million of premiums paid and transaction costs incurred in connection with debt redemptions, which were recorded in other income (loss), net in the accompanying consolidated statement of operations. During the year ended December 31, 2010, the Company repurchased and redeemed all $1.0 billion aggregate principal amount of the 5.50% Notes due 2011 of Time Warner, $1.362 billion aggregate principal amount of the outstanding 6.875% Notes due 2012 of Time Warner, $568 million aggregate principal amount of the outstanding 9.125% Debentures due 2013 of Historic TW Inc. (as successor by merger to Time Warner Companies, Inc.) and all $1.0 billion aggregate principal amount of the 6.75% Notes due 2011 of Time Warner.
Income Tax Impact and Tax Items Related to TWC
     The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provisions or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions. For the year ended December 31, 2009, the Company also recognized approximately $24 million of tax benefits attributable to the impact of certain state tax law changes on TWC net deferred liabilities.
Noncontrolling Interest Impact
     For the year ended December 31, 2009, the noncontrolling interest impact of $5 million reflects the minority owner’s share of the tax provision related to changes in certain state tax laws on TWC net deferred liabilities.

TIME WARNER INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions)
Reconciliation of Cash provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Years Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Cash provided by operations from continuing operations	$995	$631	$3,314	$3,386
Add payments related to securities litigation and government investigations	1	9	22	30
Add external costs related to mergers, acquisitions, investments or dispositions	-	-	-	21
Add excess tax benefits on stock options	2	1	7	1
Less capital expenditures	(294)	(196)	(631)	(547)
Less principal payments on capital leases	(3)	(4)	(14)	(18)

Free Cash Flow	$701	$441	$2,698	$2,873

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. DESCRIPTION OF BUSINESS
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks that provide programming; Filmed Entertainment: consisting principally of feature film, television, home video and interactive game production and distribution; and Publishing: consisting principally of magazine publishing.
Note 2. INTERSEGMENT TRANSACTIONS
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Years Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Intersegment Revenues
Networks	$26	$26	$89	$89
Filmed Entertainment	189	118	778	565
Publishing	13	4	22	13

Total intersegment revenues	$228	$148	$889	$667

Note 3. FILMED ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES
Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Years Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Home video and electronic delivery of theatrical product revenues	$927	$1,213	$2,707	$2,820
Home video and electronic delivery of television product revenues	289	263	790	777